Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports 2016 Second Quarter Results

Second Quarter 2016 Highlights:

Motorcycle sales increased 23% during the quarter. Global Adjacent Markets sales increased 14%. ORV/Snowmobiles sales were down 6%, slightly better than expectations.

ORV dealer inventory was down 8%, year-over-year. Total dealer inventory was up 1% due to normalized motorcycle shipments.

Second quarter results included expenses totaling approximately $25 million for increased warranty, legal and other costs associated with the product recalls and protecting the brand.

Repurchased 652,000 shares of Polaris common stock during the second quarter.

Operating cash flow year-to-date increased 287% to $348 million.

Lowering and narrowing guidance range for full year 2016 earnings to $6.00 to $6.30 per diluted share, on total Company sales in the range of down 2% to flat for the full year 2016.

MINNEAPOLIS--(BUSINESS WIRE)--July 20, 2016--Polaris Industries Inc. (NYSE:PII) today reported second quarter net income of $71.2 million, or $1.09 per diluted share, for the quarter ended June 30, 2016 compared to $100.9 million, or $1.49 per diluted share reported in the second quarter of 2015. Sales for the second quarter of 2016 totaled $1,130.8 million, up one percent from last year’s second quarter sales of $1,124.3 million.

“Our team’s diligent and methodical execution drove a modest increase in second quarter sales despite a strong year-over-year sales comparison, a weaker retail sales environment, and product recalls. Our all-out assault on costs continued to make progress during the quarter, generating earnings that finished in-line with our updated guidance. As we move into the second half of the year, and we are redoubling our commitment to providing our consumers with the safest and most reliable vehicles in the industry while building a platform to return to profitable growth,” commented Scott Wine, Polaris’ Chairman and Chief Executive Officer.

“I am proud of how our employees and dealers have dedicated themselves to working through the current difficult environment, from the recall announcements to weaker industry trends. Dealer inventories are in-line with expectations. Our new Huntsville, Alabama plant began producing RANGERS at the beginning of June and Slingshots in early July, and our growing lean capabilities are driving factory inventory reductions and increased cash flow, while our customer excellence initiatives are enhancing our capabilities to deliver world-class sales and service to our consumers,” continued Wine.

“Commensurate with our commitment to industry-leading innovation, we have a number of model year 2017 products that will be introduced next week at our annual dealer meeting, which include vehicles that will significantly strengthen our line-up in areas where the competition has been the most intense.”

Second Quarter 2016 Segment Results (in thousands)

Includes respective parts, garments and accessories (“PG&A”) related sales

	Three Months ended June 30,
Sales	2016	2015	Change
Off-Road Vehicles/Snowmobiles	$808,494	$857,146	(6%)
Motorcycles	231,324	187,541	23%
Global Adjacent Markets	90,959	79,640	14%
Total Sales	$1,130,777	$1,124,327	1%

Gross profit
Off-Road Vehicles/Snowmobiles	$230,554	$278,938	(17%)
% of sales	28.5%	32.5%	-478 bps
Motorcycles	39,837	24,505	63%
% of sales	17.2%	13.1%	+415 bps
Global Adjacent Markets	23,952	22,639	6%
% of sales	26.3%	28.4%	-210 bps
Corporate	(9,840)	(6,668)
Total gross profit	$284,503	$319,414	(11%)
% of sales	25.2%	28.4%	-325 bps

Off-Road Vehicle (“ORV”) and Snowmobile segment sales, including its respective PG&A sales, decreased six percent from the second quarter of 2015 to $808.5 million. Gross profit decreased 17 percent to $230.6 million or 28.5 percent of sales in the second quarter of 2016, compared to $278.9 million or 32.5 percent of sales in the second quarter of 2015.

ORV wholegood sales decreased six percent to $645.4 million reflecting ongoing softness in retail sales in North American oil markets and tough comparables from the second quarter of last year. Polaris North American ORV unit retail sales were down low double-digits percent compared to the 2015 second quarter, with consumer purchases of side-by-side vehicles down high-single digits percent and ATV retail sales down mid-teens percent compared to the prior year. The North American ORV industry was down mid-single digits percent compared to the second quarter last year. ORV dealer inventory was down eight percent in the 2016 second quarter compared to the same period last year.

Snowmobile wholegood sales decreased 55 percent to $8.6 million due to the timing of shipments year-over-year. Snowmobile sales in the Company’s second quarter are routinely low as it is the off-season for snowmobile retail sales and shipments.

Motorcycle segment sales, including its respective PG&A sales, increased 23 percent in the 2016 second quarter to $231.3 million. All brands grew sales during the quarter. Gross profit increased 63 percent to $39.8 million or 17.2 percent of sales in the second quarter of 2016, compared to $24.5 million or 13.1 percent of sales in the second quarter of 2015.

North American consumer retail demand for the Polaris motorcycle segment, including Victory®, Indian Motorcycle® and Slingshot®, was up mid-teens percent during the 2016 second quarter while overall motorcycle industry retail sales 900cc and above were down mid-single digits percent in the 2016 second quarter. Product availability for all three motorcycle brands remained adequate throughout the quarter as year-over-year paint capacity at the Company’s Spirit Lake, Iowa motorcycle plant has significantly improved.

Global Adjacent Markets segment sales along with its respective PG&A sales, increased 14 percent to $91.0 million in the 2016 second quarter compared to the 2015 second quarter. Gross profit increased six percent to $24.0 million or 26.3 percent of sales in the second quarter of 2016, compared to $22.6 million or 28.4 percent of sales in the second quarter of 2015.

Work and Transportation group wholegood sales were up 10 percent during the second quarter of 2016 primarily due to growth in the Aixam business.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales, which are included in each of the three respective reporting segments, increased five percent during the 2016 second quarter driven by increases for all reportable segments.

International sales to customers outside of North America totaled $170.5 million for the second quarter of 2016, including PG&A, an increase of five percent from the same period in 2015. International sales on a constant currency basis were up seven percent in the 2016 second quarter.

Gross profit for the total Company decreased 11 percent to $284.5 million in the second quarter of 2016, compared to $319.4 million in the second quarter of 2015. As a percentage of sales, gross profit declined 325 basis points to 25.2 percent of sales for the second quarter of 2016, compared to 28.4 percent of sales for the same period last year. Negative currency movements along with increased warranty and promotional costs and negative product mix, were partially offset by lower commodity costs and product cost reduction efforts.

Operating expenses increased nine percent to $188.0 million or 16.6 percent of sales for the second quarter of 2016, compared to $173.1 million or 15.4 percent of sales for the second quarter of 2015. The change was driven by increased research and development expense for ongoing product innovation and higher general and administrative expense due to increased legal expenses and other costs related to the product recall notices. These costs were partially offset by ongoing operating cost control initiatives.

Income from financial services was $20.5 million during the second quarter 2016, an increase of 16 percent compared to $17.6 million in the second quarter of 2015. The increase is attributable to a higher penetration rate for retail financing programs in the 2016 second quarter.

Financial Position and Cash Flow

Net cash provided by operating activities was $348.3 million for the six months ended June 30, 2016, compared to $89.9 million for the same period in 2015. The significant increase in net cash provided by operating activities for the 2016 period was due to decreased working capital. Total debt for the quarter, including capital lease obligations and notes payable, was $468.1 million. The Company’s debt-to-total capital ratio was 34 percent at June 30, 2016, compared to 31 percent a year ago. Cash and cash equivalents were $146.6 million at June 30, 2016, up from $118.8 million for the same period in 2015.

Share Buyback Activity

During the second quarter 2016, the Company repurchased and retired 652,000 shares of its common stock for $58.9 million. As of June 30, 2016, the Company currently has authorization from its Board of Directors to repurchase up to an additional 8.7 million shares of Polaris stock.

2016 Business Outlook

For the full year 2016, the Company is revising its earnings guidance range to $6.00 to $6.30 per diluted share with sales expected in the range of down 2 percent to flat compared to 2015. Sales expectations by segment for the full year 2016 are as follows: ORV/Snowmobile sales expected down mid-single digits percent; Motorcycle sales up double-digits percent; and Global Adjacent Market sales up mid-teens percent.

Non-GAAP Measure - Constant Currency Reporting

This release and our related earnings call include a discussion of the Company’s 2016 second quarter results and 2016 expectations on a constant currency basis, which is a non-GAAP measure, as well as on a GAAP basis. For purpose of comparison, the results on a constant currency basis uses the respective prior year exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations.

Second Quarter Conference Call and Webcast Presentation

Today at 8:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss the second quarter 2016 results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; Ken Pucel, Executive Vice President – Operations, Engineering and Lean; and Mike Speetzen, Executive Vice President – Finance and CFO. A slide presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 95425216.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

Polaris Industries Inc. to Host and Webcast Analyst & Investor Meeting

Polaris Industries Inc. also announced today that the executive management team of Polaris will host an Analyst/Investor Meeting in Nashville, Tennessee in conjunction with its annual dealer meeting. The meeting will be held on Tuesday, July 26, 2016 from 8:00 AM to 12:00 PM CDT. Management will be discussing its plans to improve execution and drive profitable growth, including a first look at several exciting new model year 2017 Polaris products.

Presenters at the Analyst/Investor meeting will include Scott Wine, Chairman and CEO; Ken Pucel, Executive Vice President – Operations, Engineering and Lean; and Mike Speetzen, Executive Vice President – Finance and CFO along with other members of the Polaris executive team. The meeting agenda will be posted on the Polaris Investor Relations website at ir.polaris.com on the Events & Presentations page.

A live webcast of the meeting including audio and a slide presentation will be available by accessing the Polaris Investor Relations website at ir.polaris.com. A replay of the webcast will be available for one week following the event and will be accessible on the same website link.

For more information about the Analyst/Investor Meeting, please contact Peggy James at 763-542-0502.

About Polaris

Polaris Industries Inc. (NYSE: PII) is a global powersports leader with annual 2015 sales of $4.7 billion. Polaris fuels the passion of riders, workers and outdoor enthusiasts with our RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; our Sportsman® and Polaris ACE® all-terrain off-road vehicles; Victory® and Indian Motorcycle® midsize and heavyweight motorcycles; Slingshot® moto-roadsters; and Polaris RMK®, INDY®, Switchback® and RUSH® snowmobiles. Polaris enhances the riding experience with parts, garments and accessories sold under multiple recognizable brands, and has a growing presence in adjacent markets globally with products including military and commercial off-road vehicles, quadricycles, and electric vehicles. www.polaris.com

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2016 and future sales, shipments, net income, and net income per share and operational initiatives are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, cost reduction initiatives, product offerings, promotional activities and pricing strategies against competitors; economic conditions that impact consumer spending; acquisition integration costs; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Sales	$1,130,777	$1,124,327	$2,113,773	$2,157,672
Cost of sales	846,274	804,913	1,581,692	1,544,527
Gross profit	284,503	319,414	532,081	613,145
Operating expenses:
Selling and marketing	77,820	79,656	155,061	149,341
Research and development	45,579	41,431	88,688	80,294
General and administrative	64,566	51,948	134,146	101,487
Total operating expenses	187,965	173,035	377,895	331,122
Income from financial services	20,464	17,638	39,960	32,280
Operating income	117,002	164,017	194,146	314,303
Non-operating expense:
Interest expense	3,802	2,972	6,667	5,882
Equity in loss of other affiliates	1,583	1,748	3,641	3,371
Other expense, net	1,805	2,681	1,886	10,121
Income before income taxes	109,812	156,616	181,952	294,929
Provision for income taxes	38,646	55,673	63,897	105,423
Net income	$71,166	$100,943	$118,055	$189,506

Basic net income per share	$1.10	$1.52	$1.82	$2.86
Diluted net income per share	$1.09	$1.49	$1.80	$2.79
Weighted average shares outstanding:
Basic	64,406	66,324	64,726	66,376
Diluted	65,297	67,829	65,639	67,987

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	June 30, 2016	June 30, 2015

Assets
Current Assets:
Cash and cash equivalents	$146,633	$118,819
Trade receivables, net	142,434	151,495
Inventories, net	692,272	708,269
Prepaid expenses and other	64,201	64,426
Income taxes receivable	20,013	15,183
Deferred tax assets	—	113,656
Total current assets	1,065,553	1,171,848
Property and equipment, net	696,241	569,126
Investment in finance affiliate	93,870	87,625
Deferred tax assets	170,955	40,528
Goodwill and other intangible assets, net	273,896	235,030
Other long-term assets	95,129	75,326
Total assets	$2,395,644	$2,179,483
Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of debt, capital lease obligations and notes payable	$4,821	$4,948
Accounts payable	348,376	300,639
Accrued expenses:
Compensation	80,348	68,246
Warranties	76,873	45,099
Sales promotions and incentives	138,679	130,158
Dealer holdback	119,833	120,258
Other	103,211	72,758
Income taxes payable	9,728	9,553
Total current liabilities	881,869	751,659
Long term income taxes payable	23,864	10,429
Capital lease obligations	19,178	20,814
Long-term debt	444,126	375,649
Deferred tax liabilities	12,887	16,446
Other long-term liabilities	78,511	102,997
Total liabilities	$1,460,435	$1,277,994
Deferred compensation	11,027	16,743
Shareholders’ equity:
Total shareholders’ equity	924,182	884,746
Total liabilities and shareholders’ equity	$2,395,644	$2,179,483

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Six months ended June 30,
	2016	2015
Operating Activities:
Net income	$118,055	$189,506
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78,109	72,372
Noncash compensation	38,382	34,452
Noncash income from financial services	(14,828)	(13,757)
Deferred income taxes	(4,876)	(507)
Excess tax benefits from share-based compensation	—	(32,863)
Other, net	3,641	3,371
Changes in operating assets and liabilities:
Trade receivables	14,744	50,521
Inventories	27,605	(137,362)
Accounts payable	45,598	(46,766)
Accrued expenses	4,910	(45,769)
Income taxes payable/receivable	28,527	18,821
Prepaid expenses and others, net	8,416	(2,110)
Net cash provided by operating activities	348,283	89,909
Investing Activities:
Purchase of property and equipment	(117,628)	(88,663)
Investment in finance affiliate, net	20,030	15,239
Investment in other affiliates	(6,861)	(10,050)
Acquisition of businesses, net of cash acquired	(54,830)	(27,019)
Net cash used for investing activities	(159,289)	(110,493)
Financing Activities:
Borrowings under debt arrangements / capital lease obligations	1,202,652	1,481,655
Repayments under debt arrangements / capital lease obligations	(1,198,337)	(1,303,098)
Repurchase and retirement of common shares	(143,876)	(157,739)
Cash dividends to shareholders	(70,583)	(70,061)
Proceeds from stock issuances under employee plans	11,758	25,133
Excess tax benefits from share-based compensation	—	32,863
Net cash provided by (used for) financing activities	(198,386)	8,753
Impact of currency exchange rates on cash balances	676	(6,950)
Net decrease in cash and cash equivalents	(8,716)	(18,781)
Cash and cash equivalents at beginning of period	155,349	137,600
Cash and cash equivalents at end of period	$146,633	$118,819